Exhibit 15.1

AWARENESS LETTER OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

April 29, 2005

Ameritrade Holding Corporation
Omaha, Nebraska

We have made a review, in accordance with standards of the Public Company Accounting Oversight Board (United States), of the unaudited interim financial information of Ameritrade Holding Corporation and subsidiaries for the three and six month periods ended March 25, 2005 and March 26, 2004, as indicated in our report dated April 29, 2005; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended March 25, 2005, is incorporated by reference in Registration Statement Numbers 333-105336, 333-99481, 333-99353, 333-86164 and 333-77573 on Form S-8 and Post Effective Amendment No. 1 to Registration Statement Number 333-88632 on Form S-3 to Form S-4.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/S/ DELOITTE & TOUCHE LLP

Omaha, Nebraska